Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE
Avnet, Inc. Reports Second Quarter Fiscal Year 2008 Results
Sales, EPS and ROCE Set Second Quarter Records
Phoenix, January 24, 2008 - Avnet, Inc. (NYSE:AVT) today reported revenue of $4.75 billion for second quarter fiscal 2008 ended December 29, 2007, representing an increase of 22.2% over second quarter fiscal 2007. Pro forma revenue growth, as defined in the Non-GAAP Financial Information Section, was 6.3% over the prior year second quarter. Net income for second quarter fiscal 2008 was $142.2 million, or $0.93 per share on a diluted basis, as compared with net income of $99.1 million, or $0.67 per share, for the second quarter last year. Included in the current quarter results are a one-time gain on the sale of a building and an additional gain from a prior sale of a business resulting from the receipt of a contingent payment. Excluding these items, net income and diluted earnings per share were $135.9 million and $0.89, respectively, representing an increase of 37.1% and 32.8% over the year ago period. Included in these results is stock compensation expense of $0.02 per diluted share in the current and prior year quarters.
Operating income for second quarter fiscal 2008 was a record $207.9 million, up 26.9% as compared with operating income of $163.8 million in the year ago quarter. Operating income as a percent of sales was 4.4%, up 16 basis points from last year’s second quarter.
Roy Vallee, Chairman and Chief Executive Officer, commented, “Our results continue to demonstrate the positive impact that our value-based management strategy, augmented by value-creating acquisitions, is having on our business. While sequential sales growth reflected normal seasonal trends, our year-over-year growth of 22% was bolstered by seven value-creating acquisitions that span both operating groups and all three regions. In addition to the top line growth, we increased year-over-year operating income 27% and, excluding the gain on the sale of assets, increased EPS 33% while driving return on capital employed to a record 12.8%.”
Operating Group Results
Electronics Marketing (EM) sales of $2.48 billion in the second quarter fiscal 2008 were up 6.2% year over year on a reported basis and up 2.4% when adjusted to exclude the impact of changes in foreign currency exchange rates. EM sales in the Americas, EMEA and Asia regions increased 3.7%, 7.2% and 8.5%, respectively, year over year. EM operating income of $126.6 million for second quarter fiscal 2008 was up 6.4% over the prior year second quarter operating income of $119.1 million and operating income margin of 5.1% was flat as compared with the prior year quarter.
Mr. Vallee added, “Electronics Marketing’s revenue growth was above our expectations and represents the third consecutive quarter of moderate acceleration in year-over-year growth. The Americas region grew sequentially and returned to positive year-over-year growth following four quarters of negative growth. EM had another strong performance in its interconnect, passive and electromechanical (IP&E) product line which grew revenue at a double digit rate over the year ago quarter. Since the beginning of the fiscal year, we closed three IP&E international acquisitions, which should increase EM’s global revenue for its IP&E business to roughly 15% of total revenue exiting this fiscal year, as compared with 10% just a year ago.
Technology Solutions (TS) sales of $2.27 billion in the second quarter fiscal 2008 were up 46.0% year over year on a reported basis and up 6.9% on a pro forma basis, as defined in the Non-GAAP Financial Information section. On a pro forma basis, second quarter fiscal 2008 sales in the Americas, EMEA and Asia were up 6.6%, 1.9%, and 45.6%, respectively, year over year. TS operating income was $99.4 million in the second quarter fiscal 2008, a 55.3% increase as compared with second quarter fiscal 2007 operating income of $64.0 million, and operating income margin of 4.4% increased by 26 basis points over the prior year second quarter benefited by the change to net revenue accounting on the sales of supplier service contracts.
Mr. Vallee further added, “Technology Solutions revenue was above the high end of our guidance range as we delivered a strong December quarter aided by better than expected sales in the final week. Despite the well publicized concerns with the US economy, our Americas region experienced better than normal sequential growth in our seasonally strong December quarter and year-over-year pro forma growth of 6.6%. We also achieved strong sequential growth in the EMEA and Asia regions. With solid revenue growth, both organically and through our value-creating acquisitions, TS delivered record operating income for the quarter.”
Cash Flow
During the second quarter of fiscal 2008, the Company generated $83.8 million of cash flow from operations and on a rolling four quarter basis generated $553.6 million. As a result, the Company ended the quarter with $417.1 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $863.0 million.
Ray Sadowski, Chief Financial Officer, stated, “We had a solid quarter of cash flow generation which further strengthened our credit statistics and our overall balance sheet. We achieved record levels of working capital velocity due to business mix and EM’s year-over-year improvement in inventory turns and net days. This improvement in velocity, combined with the year-over-year growth in operating income margin, drove return on working capital 336 basis points above last year’s second quarter.”
Outlook
For Avnet’s third quarter fiscal 2008, management expects normal seasonality at both operating groups with sales at EM anticipated to be in the range of $2.64 billion to $2.74 billion and sales for TS to be between $1.73 billion and $1.83 billion. Therefore, Avnet’s consolidated sales are forecasted to be between $4.37 billion and $4.57 billion for the third quarter of fiscal 2008. Management expects third quarter earnings to be in the range of $0.85 to $0.89 per share, up 16.4% — 21.9% as compared with last year’s third quarter. The above EPS guidance does not include the amortization of intangible assets or integration charges related to acquisitions that have closed or will close in the March quarter.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted net income and adjusted diluted earnings per share. The Company also discloses sales adjusted for the impact of acquisitions and the change to net revenue accounting treatment of sales of supplier service contracts (“pro forma sales” or “organic revenue”). Management believes pro forma sales is a useful measure for evaluating current period performance as compared with prior periods and understanding underlying trends.
Management believes net income and diluted earnings per share adjusted for the impact of the gain on sale of assets is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of this item provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Second Quarter Fiscal 2008
The results for the second quarter of fiscal year 2008 include a gain on the sale of a building and a gain related to the receipt of contingent purchase price proceeds from a prior sale of a business, the mention of which management believes is useful to investors when comparing operating performance with other periods (in thousands, except per share data).

Quarter ended December 29, 2007	Net Income	Diluted EPS
GAAP results	$142,206	$0.93
Gain on sale of assets	(6,320)	(0.04)

Adjusted results	$135,886	$0.89

Pro Forma (Organic) Sales
Pro forma or Organic sales, is defined as sales adjusted for (i) the impact of acquisitions to include the sales recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2007, and (ii) the impact of the classification of sales of supplier service contracts on an agency (net) basis, which was effective beginning in the third quarter of fiscal 2007, as if the net revenue accounting was applied to periods prior to the change. Prior period sales adjusted for these impacts are presented below:

	Sales	Acquisition	Gross to	Pro forma
	as Reported	Sales	Net Impact	Sales
	(in thousands)
Q1 Fiscal 2008	4,098,718	125,645	—	4,224,363
Q2 Fiscal 2008	4,753,145	7,442	—	4,760,587

First half of 2008	$8,851,863	$133,087	$—	$8,984,950

Q1 Fiscal 2007	$3,648,400	$583,467	$(95,810)	$4,136,057
Q2 Fiscal 2007	3,891,180	706,116	(118,607)	4,478,689
Q3 Fiscal 2007	3,904,262	135,782	—	4,040,044
Q4 Fiscal 2007	4,237,245	143,201	—	4,380,446

Fiscal year 2007	$15,681,087	$1,568,566	$(214,417)	$17,035,236

“Acquisition Sales” as presented in the table above include the following acquisitions. The pre-acquisition sales related to the Acal plc’s IT Solutions division were excluded due to the close proximity of the acquisition to the end of Avnet’s second quarter close.

Acquired Business	Operating Group	Acquisition Date
Access Distribution	TS	12/31/06
Azure Technologies	TS	04/16/07
Flint Distribution Ltd.	EM	07/05/07
Division of Magirus Group	TS	10/06/07
Betronik GmbH	EM	10/31/07
ChannelWorx	TS	10/31/07

Cash Flow Activity
The following table summarizes the Company’s cash flow activity for the second quarters and first six months of fiscal 2008 and 2007, including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow used for working capital. Similar to free cash flow, management believes that this presentation is an important measure to help management and investors better understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Second Quarters Ended		Six Months Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
	(in thousands)
Net income	$142,206	$99,088	$247,743	$163,231
Non-cash and other reconciling items	30,184	45,933	90,314	96,783
Cash flow (used for) generated from working capital (excluding cash and cash equivalents)	(88,574)	92,653	(298,066)	(48,957)

Net cash flow generated from operations	83,816	237,674	39,991	211,057
Cash flow generated from (used for):
Purchases of property, plant and equipment	(19,040)	(13,574)	(32,701)	(27,619)
Cash proceeds from sales of property, plant and equipment	11,660	234	11,938	962
Effect of exchange rates on cash and cash equivalents	8,222	3,696	26,846	3,784
Other, net financing activities	1,425	6,488	6,202	9,570

	86,083	234,518	52,276	197,754

Acquisitions and dispositions of operations, net	(240,486)	(4,180)	(252,676)	(4,180)

Net free cash flow	$(154,403)	$230,338	$(200,400)	$193,574

Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through

www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 300 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED
	DECEMBER 29,	DECEMBER 30,
	2007 *	2006
Sales	$4,753.2	$3,891.2

Income before income taxes	205.8	148.7

Net income	142.2	99.1

Net income per share:
Basic	$0.95	$0.67
Diluted	$0.93	$0.67

	FIRST HALVES ENDED
	DECEMBER 29,	DECEMBER 30,
	2007 *	2006 *
Sales	$8,851.9	$7,539.6

Income before income taxes	359.9	247.8

Net income	247.7	163.2

Net income per share:
Basic	$1.65	$1.11
Diluted	$1.62	$1.11

*	See Notes to Consolidated Statements of Operations on Page 12.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	DECEMBER 29,	DECEMBER 30,	DECEMBER 29,	DECEMBER 30,
	2007 *	2006	2007 *	2006 *
Sales	$4,753,145	$3,891,180	$8,851,863	$7,539,580
Cost of sales	4,156,493	3,397,309	7,728,683	6,577,344

Gross profit	596,652	493,871	1,123,180	962,236

Selling, general and administrative expenses	388,785	330,055	750,117	653,449

Operating income	207,867	163,816	373,063	308,787

Other income, net	8,131	2,635	15,561	6,381
Interest expense	(17,624)	(17,741)	(36,181)	(40,027)
Gain on sale of assets (Note 1*)	7,477	—	7,477	—
Debt extinguishment costs (Note 2*)	—	—	—	(27,358)

Income before income taxes	205,851	148,710	359,920	247,783

Income tax provision	63,645	49,622	112,177	84,552

Net income	$142,206	$99,088	$247,743	$163,231

Net earnings per share:
Basic	$0.95	$0.67	$1.65	$1.11

Diluted	$0.93	$0.67	$1.62	$1.11

Shares used to compute earnings per share:
Basic	150,113	146,967	150,045	146,843

Diluted	152,975	148,130	153,217	147,666

*	See Notes to Consolidated Statements of Operations on Page 12.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	DECEMBER 29,	JUNE 30,
	2007	2007
Assets:
Current assets:
Cash and cash equivalents	$417,130	$557,350
Receivables, net	3,615,227	3,103,015
Inventories	1,833,061	1,736,301
Prepaid and other current assets	78,028	92,179

Total current assets	5,943,446	5,488,845
Property, plant and equipment, net	191,795	179,533
Goodwill	1,610,704	1,402,470
Other assets	282,006	284,271

Total assets	8,027,951	7,355,119

Less liabilities:
Current liabilities:
Borrowings due within one year	103,099	53,367
Accounts payable	2,403,931	2,228,017
Accrued expenses and other	447,532	495,601

Total current liabilities	2,954,562	2,776,985
Long-term debt, less due within one year	1,177,055	1,155,990
Other long-term liabilities	128,491	21,499

Total liabilities	4,260,108	3,954,474

Shareholders’ equity	$3,767,843	$3,400,645

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST HALVES ENDED
	DECEMBER 29,	DECEMBER 30,
	2007	2006
Cash flows from operating activities:

Net income	$247,743	$163,231

Non-cash and other reconciling items:
Depreciation and amortization	27,710	25,983
Deferred income taxes	43,586	42,441
Stock-based compensation	15,870	11,595
Other, net	3,148	16,764

Changes in (net of effects from business acquisitions):
Receivables	(362,998)	(201,972)
Inventories	3,391	18,018
Accounts payable	80,361	124,802
Accrued expenses and other, net	(18,820)	10,195

Net cash flows provided by operating activities	39,991	211,057

Cash flows from financing activities:
Issuance of notes in public offerings, net of issuance costs	—	296,085
Repayment of notes	—	(505,035)
Proceeds from bank debt, net	46,924	127,636
Proceeds from other debt, net	13,256	850
Other, net	6,202	9,570

Net cash flows provided by (used for) financing activities	66,382	(70,894)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(32,701)	(27,619)
Cash proceeds from sales of property, plant and equipment	11,938	962
Acquisitions of operations, net	(255,676)	(4,180)
Cash proceeds from divestiture, net	3,000	—

Net cash flows used for investing activities	(273,439)	(30,837)

Effect of exchange rates on cash and cash equivalents	26,846	3,784

Cash and cash equivalents:
- (decrease) increase	(140,220)	113,110
- at beginning of period	557,350	276,713

- at end of period	$417,130	$389,823

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	DECEMBER 29,	DECEMBER 30,	DECEMBER 29,	DECEMBER 30,
	2007	2006	2007	2006
SALES:

Electronics Marketing	$2,479.1	$2,333.8	$4,970.3	$4,769.2

Technology Solutions	2,274.1	1,557.4	3,881.6	2,770.4

Consolidated	$4,753.2	$3,891.2	$8,851.9	$7,539.6

OPERATING INCOME (LOSS):

Electronics Marketing	$126.6	$119.1	$256.8	$244.7

Technology Solutions	99.4	64.0	157.9	103.0

Corporate	(18.1)	(19.3)	(41.6)	(38.9)

Consolidated	$207.9	$163.8	$373.1	$308.8

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
SECOND QUARTER AND FIRST HALF OF FISCAL 2008
(1) During the second quarter of fiscal 2008, the Company recognized a gain on the sale of assets totaling $7,477,000 pre-tax, $6,320,000 after tax and $0.04 per share on a diluted basis. In October, the Company sold a building in the EMEA region and recognized a gain of $4,477,000 pre- and after tax and $0.03 per share on a diluted basis. Due to local tax allowances, the building sale was not taxable. The Company also recognized a gain of $3,000,000 pre-tax, $1,843,000 after-tax and $0.01 per share on a diluted basis for the receipt of contingent purchase price proceeds related to a prior sale of a business.
(2) During the first quarter of fiscal 2007, the Company incurred debt extinguishment costs amounting to $27,358,000 pre-tax, $16,538,000 after tax and $0.11 per share on a diluted basis. In September 2006, the Company elected to redeem on October 12, 2006 all of its outstanding 9 3/4% Notes due February 15, 2008. The costs incurred as a result of the election notice included $20,322,000 for a make-whole redemption premium, $4,939,000 associated with the termination of two interest rate swaps that hedged $200,000,000 of the 9 3/4% Notes, and $2,097,000 to write-off certain deferred financing costs. The Company used the net proceeds from the issuance in the first quarter of $300,000,000 principal amount of 6.625% Notes due September 15, 2016, plus available liquidity, to repurchase the 9 3/4% Notes on October 12, 2006.